Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Reports Second-Quarter 2025 Financial Results

Waltham, Mass., August 7, 2025 – Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the second quarter ended June 30, 2025.

CEO Commentary

“For the first half of 2025, we delivered solid year-over-year growth in earnings and cash flow, highlighting the effectiveness of our diversified asset base and disciplined execution. For the first six months of 2025, year-over-year net income increased by 8%, adjusted EBITDA increased by 7% and adjusted DCF increased by 9%,” said Eric Slifka, President and CEO of Global Partners. “We are pleased with the second-quarter performance of our retail, terminal, and wholesale liquid energy portfolio. The strategic acquisition of key terminals has expanded our reach, enhanced our market presence, and strengthened our foundation for delivering long-term value to unitholders.”

Second-Quarter 2025 Financial Highlights

Net income was $25.2 million, or $0.55 per diluted common limited partner unit, for the second quarter of 2025, compared with $46.1 million, or $1.10 per diluted common limited partner unit, in the same period of 2024.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $95.7 million in the second quarter of 2025 compared with $118.8 million in the same period of 2024.

Adjusted EBITDA was $98.2 million in the second quarter of 2025 versus $121.1 million in the same period of 2024.

Distributable cash flow (DCF) was $52.0 million in the second quarter of 2025 compared with $73.1 million in the same period of 2024.

Adjusted DCF was $52.3 million in the second quarter of 2025 compared with $74.2 million in the same period of 2024.

EBITDA, adjusted EBITDA, DCF and adjusted DCF include a loss on early extinguishment of debt of $2.8 million for the three months ended June 30, 2025 related to the redemption of the Partnership’s 7.00% senior notes due 2027.

Gross profit was $272.4 million in the second quarter of 2025 compared with $287.9 million in the same period of 2024.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $305.7 million in the second quarter of 2025 compared with $319.6 million in the same period of 2024.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and six months ended June 30, 2025, and 2024.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $207.9 million in the second quarter of 2025 compared with $221.5 million in the same period of 2024. Product margin from gasoline distribution was $137.9 million compared with $147.3 million in the year-earlier period, reflecting lower fuel volume due in part to decreased site count year-over-year. Product margin from station operations was $70.0 million in the second quarter of 2025 compared with $74.2 million in the second quarter of 2024, also due in part to decreased site count.

Wholesale segment product margin was $91.7 million in the second quarter of 2025 compared with $91.9 million in the same period of 2024. Gasoline and gasoline blendstocks product margin was $58.8 million in the second quarter of 2025 compared with $70.4 million in the same period of 2024. Product margin from distillates and other oils was $32.9 million in the second quarter of 2025 compared with $21.5 million in the same period of 2024.

Commercial segment product margin was $6.1 million in the second quarter of 2025 compared with $6.2 million in the same period of 2024.

Total sales were $4.6 billion in the second quarter of 2025 compared with $4.4 billion in the same period of 2024. Wholesale segment sales were $3.1 billion in the second quarter of 2025 compared with $2.6 billion in the same period of 2024. GDSO segment sales were $1.2 billion in the second quarter of 2025 compared with $1.5 billion in the same period of 2024. Commercial segment sales were $275.8 million in the second quarter of 2025 compared with $280.9 million in the second quarter of 2024.

Total volume was 2.0 billion gallons in the second quarter of 2025 compared with 1.6 billion gallons in the same period of 2024. Wholesale segment volume was 1.5 billion gallons in the second quarter of 2025 compared with 1.1 billion gallons in the same period of 2024. GDSO volume was 382.4 million gallons in the second quarter of 2025 compared with 407.0 million gallons in the same period of 2024. Commercial segment volume was 141.9 million gallons in the second quarter of 2025 compared with 119.5 million gallons in the same period of 2024.

Recent Developments

•	Global completed an upsized private offering of $450 million of 7.125% senior unsecured notes due 2033. The Company used the net proceeds from the offering to purchase its outstanding $400 million 7.00% senior notes due 2027 in a cash tender offer and a subsequent redemption, and to repay a portion of the borrowings under its credit agreement.

•	Global announced a cash distribution of $0.7500 per unit ($3.00 per unit on an annualized basis) on all of its outstanding common units from April 1, 2025 through June 30, 2025. The distribution will be paid on August 14, 2025 to unitholders of record as of the close of business on August 8, 2025.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2025 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(866) 682-6100 (U.S. and Canada)
(862) 298-0702 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global Partners, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sales	$4,626,925	$4,409,698	$9,219,122	$8,555,090
Cost of sales	4,354,563	4,121,814	8,691,519	8,052,071
Gross profit	272,362	287,884	527,603	503,019

Costs and operating expenses:
Selling, general and administrative expenses	74,775	72,370	148,492	142,151
Operating expenses	135,663	129,959	262,378	250,109
Amortization expense	1,376	1,989	2,788	3,858
Net loss (gain) on sale and disposition of assets	271	(303)	(2,219)	(2,804)
Long-lived asset impairment	211	-	211	-
Total costs and operating expenses	212,296	204,015	411,650	393,314

Operating income	60,066	83,869	115,953	109,705

Other income (loss) and (expense):
Income (loss) from equity method investments	2,350	(346)	2,416	(1,725)
Interest expense	(34,523)	(35,531)	(70,562)	(65,227)
Loss on early extinguishment of debt	(2,795)	-	(2,795)	-

Income before income tax benefit (expense)	25,098	47,992	45,012	42,753

Income tax benefit (expense)	112	(1,843)	(1,118)	(2,206)

Net income	25,210	46,149	43,894	40,547

Less: General partner's interest in net income, including incentive distribution rights	4,615	3,802	9,027	6,938
Less: Preferred limited partner interest in net income	1,781	2,097	3,562	6,013
Less: Redemption of Series A preferred limited partner units	-	2,634	-	2,634

Net income attributable to common limited partners	$18,814	$37,616	$31,305	$24,962

Basic net income per common limited partner unit (1)	$0.55	$1.11	$0.92	$0.74

Diluted net income per common limited partner unit (1)	$0.55	$1.10	$0.92	$0.73

Basic weighted average common limited partner units outstanding	33,918	33,910	33,902	33,936

Diluted weighted average common limited partner units outstanding	34,095	34,278	34,204	34,273

(1)   Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses.  Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$16,097	$8,208
Accounts receivable, net	563,964	472,591
Accounts receivable - affiliates	7,132	6,250
Inventories	495,601	594,072
Brokerage margin deposits	23,879	20,135
Derivative assets	18,182	13,710
Prepaid expenses and other current assets	90,308	92,414
Total current assets	1,215,163	1,207,380

Property and equipment, net	1,668,367	1,706,605
Right of use assets, net	310,900	302,199
Intangible assets, net	15,895	18,683
Goodwill	421,913	421,913
Equity method investments	110,720	92,709
Other assets	41,380	38,709

Total assets	$3,784,338	$3,788,198

Liabilities and partners' equity
Current liabilities:
Accounts payable	$590,352	$509,975
Working capital revolving credit facility - current portion	98,500	129,500
Lease liability - current portion	53,964	56,780
Environmental liabilities - current portion	7,704	7,704
Trustee taxes payable	83,416	66,753
Accrued expenses and other current liabilities	179,397	223,304
Derivative liabilities	13,931	6,105
Total current liabilities	1,027,264	1,000,121

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	88,200	167,000
Senior notes	1,270,916	1,186,723
Lease liability - less current portion	262,358	251,745
Environmental liabilities - less current portion	89,414	91,367
Financing obligations	132,194	134,475
Deferred tax liabilities	60,393	63,548
Other long-term liabilities	67,294	76,606
Total liabilities	3,098,033	3,071,585

Partners' equity	686,305	716,613

Total liabilities and partners' equity	$3,784,338	$3,788,198

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$58,794	$70,412	$115,963	$100,173
Distillates and other oils	32,938	21,453	69,409	41,112
Total	91,732	91,865	185,372	141,285
Gasoline Distribution and Station Operations segment:
Gasoline distribution	137,916	147,313	263,667	268,943
Station operations	69,972	74,154	132,084	140,241
Total	207,888	221,467	395,751	409,184
Commercial segment	6,105	6,222	13,250	13,190
Combined product margin	305,725	319,554	594,373	563,659
Depreciation allocated to cost of sales	(33,363)	(31,670)	(66,770)	(60,640)
Gross profit	$272,362	$287,884	$527,603	$503,019

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$25,210	$46,149	$43,894	$40,547
Depreciation and amortization	36,124	35,266	72,029	67,752
Interest expense	34,523	35,531	70,562	65,227
Income tax (benefit) expense	(112)	1,843	1,118	2,206
EBITDA (1)	95,745	118,789	187,603	175,732
Net loss (gain) on sale and disposition of assets	271	(303)	(2,219)	(2,804)
Long-lived asset impairment	211	-	211	-
(Income) loss from equity method investment (2)	(931)	346	(876)	1,929
EBITDA related to equity method investment (2)	2,862	2,282	4,699	2,469
Adjusted EBITDA (1)	$98,158	$121,114	$189,418	$177,326

Reconciliation of net cash provided by (used in) operating activities to EBITDA and adjusted EBITDA:
Net cash provided by (used in) operating activities	$216,320	$24,346	$164,730	$(158,356)
Net changes in operating assets and liabilities and certain non-cash items	(154,986)	57,069	(48,807)	266,655
Interest expense	34,523	35,531	70,562	65,227
Income tax (benefit) expense	(112)	1,843	1,118	2,206
EBITDA (1)	95,745	118,789	187,603	175,732
Net loss (gain) on sale and disposition of assets	271	(303)	(2,219)	(2,804)
Long-lived asset impairment	211	-	211	-
(Income) loss from equity method investment (2)	(931)	346	(876)	1,929
EBITDA related to equity method investment (2)	2,862	2,282	4,699	2,469
Adjusted EBITDA (1)	$98,158	$121,114	$189,418	$177,326

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$25,210	$46,149	$43,894	$40,547
Depreciation and amortization	36,124	35,266	72,029	67,752
Amortization of deferred financing fees	1,785	1,873	3,658	3,704
Amortization of routine bank refinancing fees	(1,234)	(1,194)	(2,427)	(2,387)
Maintenance capital expenditures	(9,912)	(8,946)	(19,492)	(20,683)
Distributable cash flow (1)(3)(4)	51,973	73,148	97,662	88,933
(Income) loss from equity method investment (2)	(931)	346	(876)	1,929
Distributable cash flow from equity method investment (2)	1,239	673	2,036	(470)
Adjusted distributable cash flow (1)(4)	52,281	74,167	98,822	90,392
Distributions to preferred unitholders (5)	(1,781)	(2,097)	(3,562)	(6,013)
Adjusted distributable cash flow after distributions to preferred unitholders	$50,500	$72,070	$95,260	$84,379

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by (used in) operating activities	$216,320	$24,346	$164,730	$(158,356)
Net changes in operating assets and liabilities and certain non-cash items	(154,986)	57,069	(48,807)	266,655
Amortization of deferred financing fees	1,785	1,873	3,658	3,704
Amortization of routine bank refinancing fees	(1,234)	(1,194)	(2,427)	(2,387)
Maintenance capital expenditures	(9,912)	(8,946)	(19,492)	(20,683)
Distributable cash flow (1)(3)(4)	51,973	73,148	97,662	88,933
(Income) loss from equity method investment (2)	(931)	346	(876)	1,929
Distributable cash flow from equity method investment (2)	1,239	673	2,036	(470)
Adjusted distributable cash flow (1)(4)	52,281	74,167	98,822	90,392
Distributions to preferred unitholders (5)	(1,781)	(2,097)	(3,562)	(6,013)
Adjusted distributable cash flow after distributions to preferred unitholders	$50,500	$72,070	$95,260	$84,379

(1) EBITDA, adjusted EBITDA, distributable cash flow ("DCF") and adjusted DCF include a loss on early extinguishment of debt of $2.8 million for each of the three and six months ended June 30, 2025 related to the redemption of the Partnership's 7.00% senior notes due 2027.

(2) Represents the Partnership's proportionate share of income or loss, EBITDA and DCF, as applicable, related to the Partnership's 49.99% interest in its Spring Valley Partners Retail LLC joint venture, which is accounted for using the equity method.

(3) As defined by the Partnership's partnership agreement, DCF is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4) DCF and adjusted DCF include a net (loss) gain on sale and disposition of assets and long-lived asset impairment of ($0.5 million) and $0.3 million for the three months ended June 30, 2025 and 2024, respectively, and $2.0 million and $2.8 million for the six months ended June 30, 2025 and 2024, respectively.  DCF also includes income (loss) of $0.9 million and ($0.3 million) for the three months ended June 30, 2025 and 2024, respectively, and $0.9 million and ($1.9 million) for the six months ended June 30, 2025 and 2024, respectively, related to the Partnership's 49.99% interest in its Spring Valley Partners Retail LLC joint venture, which is accounted for using the equity method.

(5) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.  On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.